Exhibit 8.1

Herbert D. Sturman

ATTORNEY AT LAW

1888 CENTURY PARK EAST SUITE 1900

LOS ANGELES CA 90067

T 310.255.6190  •  F 310.255.6290

Herbert.Sturman@ffslaw.com

March 16, 2016

Second Sight Medical Products, Inc.

12744 San Fernando Road, Suite 400
Sylmar, California 91342

Gentlepersons:

I have acted as counsel to Second Sight Medical Products, Inc. (“SSMP”), in connection with its distribution of rights to subscribe for new shares of SSMP common stock (each a “Right” and collectively, the “Rights”) as described in a registration statement on Form S-l filed with the Securities and Exchange Commission (the “Commission”), as amended and supplemented through the date of this letter (the “Registration Statement”).

For purposes of rendering my opinion, I have reviewed the Registration Statement and such other documents and records as I have deemed necessary or appropriate. In addition, I have assumed that the Rights will be distributed in the manner described in the Registration Statement and that the statements concerning the Rights offering in the Registration Statement are true, correct and complete as of the date hereof. If either of these assumptions is untrue or if any SSMP representation is untrue, incorrect or incomplete, my opinion may be adversely affected and may not be relied upon.

My opinion is based on relevant provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and practices of the Internal Revenue Service and judicial decisions, in each case in effect on the date of this letter. These authorities are subject to change at any time, in some circumstances with retroactive effect, and I can provide no assurance as to the effect that any change may have on my opinion.

Based upon the foregoing, and subject to the limitations set forth in the Registration Statement, I confirm that the description under the heading “Material U.S. Federal Income Tax Consequences” in the Registration Statement is my opinion as to the material U.S. federal income tax consequences of a receipt of the Rights and their exercise, sale or other disposition.

I express no opinion as to any United States federal income tax consequences of the Rights offering other than the opinion set forth above. I also express no opinion with respect to the tax consequences of the-Rights offering under any state, local or non-U.S. tax law. My opinion takes into account laws and interpretations of laws as of the date of this letter. I undertake no responsibility to advise you of changes in laws or interpretations of laws after that time.

Second Sight Medical Products, Inc.

March 16, 2016

An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to my opinion.

This opinion is furnished to you solely for use in connection with the Rights offering and is not to be used, circulated, quoted or otherwise referred to for any other purpose without my express written consent. I consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to references to my firm therein. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Herbert D. Sturman
Herbert D. Sturman

HDS / ah